PRESS RELEASE

Maiden Holdings, Ltd. Announces Closing of Mandatory Convertible Preference Share Offering

HAMILTON, Bermuda, October 1, 2013 – Maiden Holdings, Ltd. (“Maiden” or “the Company”) (Nasdaq: MHLD) today announced that it has closed its underwritten public offering of 3,000,000 7.25% Mandatory Convertible Preference Shares, Series B, with a liquidation value of $50.00 per preference share. In addition, the underwriters have exercised their over-allotment option to purchase 300,000 additional shares of Mandatory Convertible Preferred Shares. The Company expects the issuance of additional shares to settle on or about October 3, 2013, subject to customary closing conditions. The offering was made under the Company’s existing shelf registration statement filed with the Securities and Exchange Commission (“SEC”).

Total net proceeds from the offering will be approximately $159.5 million, after deducting the underwriting discount and estimated offering expenses payable by the Company, and after giving effect to the underwriters’ exercise of the option to purchase 300,000 additional shares. As previously announced, Maiden intends to use the net proceeds from the offering for general corporate purposes, primarily to support the continuing growth of its reinsurance operations. Pending application of the net proceeds towards general corporate purposes, Maiden expects to invest the net proceeds from the offering in marketable fixed income securities and short term investments.

Goldman, Sachs & Co., Morgan Stanley & Co. LLC and BofA Merrill Lynch are the Joint Book-Running Managers for the offering along with Joint Lead Manager Wells Fargo Securities, LLC and Co-Managers FBR Capital Markets & Co., Sterne, Agee & Leach, Inc. and JMP Securities LLC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Any offers of the securities will be made exclusively by means of a prospectus supplement and accompanying prospectus.  Copies of the prospectus and the prospectus supplement relating to the offering may be obtained from:

Goldman, Sachs & Co. Prospectus Department 200 West Street New York, NY 10282 telephone: (866) 471-2526 facsimile: (212) 902-9316 email: prospectus-ny@ny.email.gs.com	Morgan Stanley & Co. LLC 180 Varick Street New York, New York 10014 Attention: Prospectus Department
BofA Merrill Lynch Attention: Prospectus Department 222 Broadway New York, New York 10038 email: dg.prospectus_requests@baml.com

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Through its subsidiaries, which are each A- rated (excellent) by A.M. Best, Maiden is focused on providing non-catastrophic, customized reinsurance products and services to small and mid-size insurance companies in the United States and Europe. As of June 30, 2013, Maiden had $4.4 billion in assets and shareholders' equity of $956.4 million.

Forward-looking Statements Safe Harbor

This release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on Maiden’s current expectations and beliefs concerning future developments and their potential effects on Maiden. There can be no assurance that actual developments will be those anticipated by Maiden. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, developments of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for Maiden's products, the effect of general economic conditions and unusual frequency of storm activity, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in Item 1A. Risk Factors in Maiden's Annual Report on Form 10-K for the year ended December 31, 2012 as updated in periodic filings with the SEC. Maiden undertakes no obligation to publicly update any forward-looking statements, except as may be required by law.

CONTACT:

Noah Fields, Vice President, Investor Relations

Maiden Holdings, Ltd.

Phone: 441.298.4927

E-mail: nfields@maiden.bm